Viad Corp
                                   ----------
                                   VIAD TOWER
                          PHOENIX, ARIZONA 85077-1424

Robert H. Bohannon
Chairman, President and
Chief Executive Officer

                                                                  March 31, 1997

Dear Stockholder:

     Your 1997 Annual Meeting will be held on Tuesday, May 13, at 9:00 a.m., in the Ballroom of The Ritz-Carlton Phoenix, 2401 East Camelback Road, Phoenix, Arizona. As the meeting will begin promptly at 9:00 a.m., please plan to arrive earlier. The formal notice of the meeting follows on the next page.

     No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel's free valet parking, and, for your convenience, arrangements have been made with the hotel to have the gratuity charged to the Corporation. If you use this valet service, please notify the valet that you are attending the Viad Corp stockholders' meeting.

     Directors and officers will be present preceding and following the meeting to talk with stockholders. During the meeting there will be an opportunity for stockholder questions regarding the affairs of the Corporation and for discussion of the business to be considered at the meeting as explained in the notice and Proxy Statement which follow.

     It is important that you vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting.

                                             Sincerely,

                                            /s/ ROBERT H. BOHANNON

                                   Viad Corp
                                   ----------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 31, 1997

To the Holders of Common Stock of
Viad Corp:

     The Annual Meeting of Stockholders of Viad Corp, a Delaware corporation, will be held in the Ballroom of The Ritz-Carlton Phoenix, 2401 East Camelback Road, Phoenix, Arizona 85016, on Tuesday, May 13, 1997, at 9:00 a.m., Mountain Standard Time, for the purpose of considering and voting upon:

     1. Election of directors of the Corporation as set forth in the attached Proxy Statement; and

     2. Ratification of the appointment of Deloitte & Touche LLP to audit the accounts of the Corporation for the year 1997; and

     3. Approval of performance goals and certain other terms under the 1997 Viad Corp Omnibus Incentive Plan; and

     4. Any other matters which may properly come before the meeting and any adjournment or adjournments thereof.

     Only stockholders of record of Common Stock at the close of business March 14, 1997, are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination by any stockholder, for any purpose germane to the meeting, during the time of the meeting and for ten days prior to the meeting at the principal executive offices of the Corporation, Viad Tower, 1850 North Central Avenue, Phoenix, Arizona.

     The Annual Report for the year 1996, including financial statements, is included with your proxy statement.

     To assure your representation at the meeting, please vote, sign and mail the enclosed proxy, which is being solicited on behalf of the Board of Directors, as soon as possible. If your registered address is in the United States, a return envelope which requires no postage if mailed in the United States is enclosed for that purpose.

                                            SCOTT E. SAYRE
                                            Secretary

--------------------------------------------------------------------------------
                                  PLEASE VOTE
                             YOUR VOTE IS IMPORTANT
--------------------------------------------------------------------------------

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                PROXY STATEMENT
                                       OF

                                   Viad Corp
                                   ----------
                                   VIAD TOWER
                          PHOENIX, ARIZONA 85077-1424

                         (First Mailed March 31, 1997)

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for the 1997 Annual Meeting of Stockholders of the Corporation. The cost of soliciting proxies will be borne by the Corporation. Solicitation will be made primarily through the use of the mails, but regular employees of the Corporation may solicit proxies personally, by telephone or telegram. The Corporation has retained Georgeson & Company Inc. to assist it in connection with the solicitation at an estimated fee of $9,000 plus out-of-pocket expenses. The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares. The enclosed proxy, if properly executed and returned, will be voted according to its specifications but may be revoked at any time before it is voted by giving notice in writing to the Secretary of the Corporation or by voting in person at the meeting. The election inspectors will treat abstentions or a withholding of authority as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If a stockholder is a participant in the Corporation's Stockholder Dividend Reinvestment Plan, the proxy represents the number of shares in the dividend reinvestment plan account, as well as shares registered in the participant's name. If a stockholder is a participant in an Employees' 401k Plan of the Corporation or one of its subsidiaries (401k Plan) and/or the Viad Corp Employees' Stock Ownership Plan Trust (ESOP Plan), the proxy will serve as a voting instruction to the respective Trustee. In a 401k Plan or in the ESOP
Plan, if no voting instructions are received, the Trustees will vote those shares in accordance with the majority of such shares voted in such Plans for which instructions were received or in the discretion of such Trustees as their fiduciary duty may require.

     Only stockholders of record of Common Stock as of the close of business on the record date, March 14, 1997, will be eligible to vote at the meeting. The number of shares of Common Stock then outstanding was 95,948,419 shares. Each outstanding share will be entitled to one vote. For those proposals for which no directions are given, the proxy will be voted "for" the election of the directors set forth herein and in accordance with the recommendations of the Board of Directors or the best judgment of the proxy holders on other proposals. To be elected, each director must receive the affirmative vote of the holders of a plurality of the shares voting. Approval of each other proposal requires the affirmative vote of a majority of the shares voting on each such proposal.

                      BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held nine meetings during 1996. It has established the following standing committees of certain of its members to deal with particular areas of responsibility:

     1. The Executive Committee, which held fourteen meetings during 1996, exercises all the powers of the Board in the management of the business and affairs of the Corporation, except as limited by Delaware law and resolutions of the Board, when the Board is not in session.

     2. The Audit Committee, which met three times in 1996, recommends appointment of the Corporation's independent public accountants and reviews audit reports, accounting policies, financial statements, interest rate swap transaction reports, internal audit reports, internal controls, audit fees, and certain officer expenses; all members of this Committee are nonemployee directors.

     3. The Human Resources Committee, which met eleven times in 1996, reviews, for recommendation to the Board, the salary of the Chief Executive Officer, and approves salaries and compensation of executive officers and other compensation awards under various compensation plans, and also approves grants under the Corporation's incentive stock plans (see the Human Resources Committee Report below); all members of this Committee are nonemployee directors.

     4. The Corporate Governance and Nominating Committee, which met seven times in 1996, is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and proposing candidates to fill any vacancies on the Board; all members of this Committee are nonemployee directors. The Committee will consider candidates for Board membership proposed by stockholders who have complied with the procedures described under the caption below entitled "Submission of Stockholder Proposals and Other Information." The Committee also reviews and from time to time proposes changes in the Corporation's system of Corporate Governance.

     A Search Committee, which met ten times in 1996, was responsible for recommending to the Board candidates for the positions of Chief Executive
Officer and Chief Operating Officer of the Corporation and of its former consumer products business prior to its spin-off to stockholders as The Dial Corporation effective August 15, 1996.

     Directors who are not employees of the Corporation receive an annual retainer of $30,000; they also receive a fee of $1,500 for each Board of Directors meeting attended and a fee of $1,000 for each Audit, Executive, Human Resources, Corporate Governance and Nominating, and Search Committee meeting attended. Directors who chair committees of the Board are paid an annual retainer of $5,000.

     Nonemployee directors may elect to participate in the Deferred Compensation Plan for Directors of the Corporation under which payment of part or all of their directors' fees and retainers is deferred. (Nonemployee directors also were granted the right to elect to participate in this Plan in connection with termination of the Director's Retirement Plan in August, 1996, pursuant to which the accrued vested benefits of a participant were credited, in the form of stock units, to their Deferred Compensation Plan account.) This Plan provides participants with the option to defer their compensation in the form of stock units related to the price of the Corporation's Common Stock, as well as the option to defer in the form of cash. Mmes. Hofer and Rice and Messrs. Hay, Reichert and Rock are active participants in this Plan. Such accumulated compensation or accrued vested benefits plus interest thereon at the long-term medium-quality bond rate for cash accounts or dividend equivalents reinvested for stock units accounts, as the case may be, are payable to the director or to the director's estate or beneficiary, over such period as may be designated, upon termination as a director. At August 15, 1996, participants in the Plan who had stock units were credited with stock units of The Dial Corporation equal to the number of stock units of the Corporation held by each participant, with dividends on The Dial Corporation stock units, as declared, to be credited to a cash account.

     Pursuant to the 1992 Stock Incentive Plan, 13,000 nonqualified options to purchase Common Stock were issued to each nonemployee director on August 15, 1996, at $13.875, the average market price on the day of issue. The Corporation also provides such directors with accidental death and dismemberment insurance benefits of $300,000 and, in addition, travel accident insurance benefits of $250,000 when traveling on the Corporation's business.

     Mmes. Hofer and Rice and Messrs. Hay, Reichert and Teets participate in the Director's Charitable Award Program which provides for contributions on behalf of each participating director of $100,000 per year by the Corporation to one or more charitable organizations designated by the director over a period of ten years following the director's death. The program is being funded through the purchase of life insurance on the life of the director, with the Corporation as beneficiary.

                             ELECTION OF DIRECTORS

     As of the 1997 Annual Meeting of Stockholders, the Board of Directors of the Corporation will consist of seven persons divided into three classes. At each annual meeting the term of one class of directors expires and persons are elected to that class for terms of three years.

     The persons appointed in the enclosed proxy intend to vote at the Annual Meeting, and any adjournment or adjournments thereof, for the election of the nominees for directors whose names appear below, for the term indicated or until their respective successors have been elected and have qualified, or in the event of disqualification, refusal or inability of any of them to serve, for the election of such other persons as they believe will carry on the present policies of the Corporation. Each of the nominees has agreed to serve if elected.

                               DIRECTOR NOMINEES

     The information regarding the director nominees has been furnished by such nominees and is set forth below:

                                     Principal Occupation,                            Year First      Common Shares
         Name                       Other Directorships and Age                         Elected           Owned
-------------------------------------------------------------------------------------------------------------------
For Terms Expiring at the 2000 Annual Meeting
Robert H. Bohannon*        Chairman, President and Chief Executive Officer                1996            31,453
                           of the Corporation. Age 52.

Douglas L. Rock o          Chairman of the Board and Chief Executive Officer              1996               -0-
                           of Smith International, Inc., a supplier of products
                           and services to the oil and gas drilling and
                           production industry. Age 50.

                         DIRECTORS CONTINUING IN OFFICE

The information regarding the directors continuing in office has been furnished by such directors and is set forth below:

                                     Principal Occupation,                            Year First      Common Shares
         Name                       Other Directorships and Age                         Elected           Owned
-------------------------------------------------------------------------------------------------------------------
Terms Expiring at the 1999 Annual Meeting
Judith K. Hofer o*+       President and Chief Executive Officer of Filene's,             1984         26,477
                          a retail department store division of The May
                          Department Stores Company. Age 57.

Jack F. Reichert o++*     Chairman of the Board, Retired, and a director of              1984          1,000
                          Brunswick Corporation, a leader in marine power,
                          pleasure boating and recreation products and
                          services. Trustee, Carroll College; Executive in
                          Residence, University of Wisconsin-Milwaukee;
                          Director, Professional Bowlers Association. Age 66.

Terms Expiring at the 1998 Annual Meeting

Jess Hay++*+              Chairman, Texas Foundation for Higher Education,               1981         7,000
                          and Chairman of the Board of HCB Enterprises Inc.,
                          a private investment firm. Retired Chairman and
                          Chief Executive Officer of Lomas Financial
                          Corporation, and retired Chairman and Chief
                          Executive Officer of Lomas Mortgage USA, Inc.
                          Also a director of Exxon Corporation, SBC
                          Communications, Inc., and Trinity Industries, Inc. Age 66.

Linda Johnson Rice o+++   President and Chief Operating Officer and a                     1992        3,000
                          director of Johnson Publishing Company, Inc.,
                          publisher of Ebony and other magazines. Also
                          a director of Bausch & Lomb Incorporated, and
                          Kimberly-Clark Corporation. Age 39.

Timothy R. Wallace+       President and Chief Operating Officer and a                     1996          -0-
                          director of Trinity Industries, Inc., a manufacturer
                          of railcar and heavy equipment. Also a director
                          of Halter Marine Inc. Age 43.

----------
o       Member of Audit Committee
++      Member of Corporate Governance and Nominating Committee
*       Member of Executive Committee
+       Member of Human Resources Committee

                   OWNERSHIP OF THE CORPORATION'S SECURITIES

     The following table sets forth certain information at March 14, 1997, or such other date as indicated, regarding those persons known to the Corporation to be the beneficial owners of more than 5% of the Corporation's outstanding Common Stock and the beneficial ownership, as defined by the Securities and Exchange Commission (SEC), of such Common Stock by all directors and executive officers of the Corporation individually and as a group: Certain Beneficial Owners

                                            Amount and Nature         Percent of
Name and Address                          of Beneficial Ownership       Class
--------------------------------------------------------------------------------
Brinson Partners, Inc.                        5,532,042(1)                  5.8
209 S. LaSalle Street
Chicago, Illinois 60604

FMR Corp.                                     9,173,648(2)                  9.6
82 Devonshire Street
Boston, Massachusetts 02109

Franklin Resources, Inc.                      8,784,600(3)                  9.2
777 Mariners Island Boulevard
P. O. Box 7777
San Mateo, California 94403-7777

Loomis, Sayles & Company, L.P.                5,832,500(4)                  6.1
One Financial Center
Boston, Massachusetts 02111

Wells Fargo Bank, N.A.,                       5,072,785(5)                  5.3
Trustee of Viad Corp Employee Equity Trust
P. O. Box 53434
Phoenix, Arizona 85072-3434

----------

1. The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G, dated February 12, 1997, filed with the SEC by Brinson Partners, Inc. With respect to the shares held, such stockholder has shared voting power and shared dispositive power for all shares owned.

2. The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G, dated February 14, 1997, filed with the SEC by FMR Corp. FMR Corp. is the parent holding company of Fidelity Management Company. With respect to the shares held, such stockholder has sole voting power for 316,900 shares and sole dispositive power for all shares owned.

3. The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G, dated March 13, 1997, filed with the SEC by Franklin Resources, Inc. With respect to the shares held, such stockholder has sole voting power and sole dispositive power for all shares owned.

4. The ownership information set forth herein in based in its entirety on material contained in a Schedule 13G, dated February 13, 1997, filed with the SEC by Loomis, Sayles & Company, L.P. With respect to the shares held, such stockholder has sole voting power for 2,970,400 shares, shared voting power for 158,900 shares, and sole dispositive power for all shares owned.

5. The ownership information set forth herein is as of February 5, 1997, and is based in its entirety on material provided by Wells Fargo Bank, N.A., as Trustee for the Viad Corp Employee Equity Trust. Wells Fargo Bank, N.A. has disclaimed beneficial ownership of the shares of stock in the Trust. Shares are periodically allocated and released from the Trust to satisfy benefit funding requirements under certain of the Corporation's compensation and benefit plans (Plans). The Trust's shares will be voted, under confidential voting procedures, in the same proportion as the voting instructions received from such Plans' participants with respect to the Corporation's Common Stock allocated to such participants' accounts. Unallocated shares held in the Trust are voted in the same proportions as the shares for which instructions have been received or in the discretion of such Trustee as its fiduciary duty may require.

Directors and Executive Officers
                                                Amount of Beneficial  Percent of
Name                                                 Ownership(1)       Class
--------------------------------------------------------------------------------
Robert H. Bohannon                                    109,748             *
Charles J. Corsentino                                 108,586             *
Jess Hay                                               42,195             *
Judith K. Hofer                                        51,885             *
L. Gene Lemon                                         629,441             *
Frederick J. Martin                                   296,408             *
Philip W. Milne                                        41,752             *
Paul B. Mullen                                          8,255             *
Ronald G. Nelson                                      164,268             *
Peter J. Novak                                        153,951             *
Andrew S. Patti                                       147,789             *
Jack F. Reichert                                       62,394             *
Linda Johnson Rice                                     48,735             *
Norton D. Rittmaster                                  153,828             *
Douglas L. Rock                                           -0-             *
Scott E. Sayre                                         26,203             *
Richard C. Stephan                                    269,818             *
John W. Teets                                       3,270,048             3.4
Timothy R. Wallace                                        -0-             *

All Directors and Executive Officers as a Group     5,585,304            5.8
   (19 persons)

----------
(1) Includes 3,895,593 shares of Common Stock with respect to which all the above directors and executive officers as a group have the right to acquire ownership within 60 calendar days through the exercise of stock options granted under the Corporation's stock option plans.

 * Less than one percent.

     The Corporation's management understands the importance of aligning the financial interests of its officer group with those of stockholders. Accordingly, the Corporation has established specific guidelines relating to the minimum amount of stock officers should own on a direct basis, meaning stock which is at risk in the market, not simply held under option.

     The Corporation's guidelines call for each officer to own stock which has a value within a range of one and one-half to five times that individual's annual salary, depending on his or her level of compensation as discussed in the Human Resources Committee Report which follows. Most of these officers have reached their goals and the remainder are continuing to invest towards achieving their goals.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth compensation received for the years 1994-1996 by each of the Corporation's seven most highly compensated executive officers in 1996:

                                                     SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                                 ------------------------
                                          ANNUAL COMPENSATION                         Awards  Payouts
                                         ---------------------                   ------------------------
                                                                                                              Long-Term    All Other
                                                                 Other Annual    Restricted    Securities     Incentive    Compensa-
                                                                  Compensation     Stock       Underlying      Payouts        tion
 Name and Principal Position     Year    Salary ($)    Bonus ($)     ($)(1)    Awards ($)(2)  Options (#)(3)    ($)(4)      ($)(5,6)
------------------------------------------------------------------------------------------------------------------------------------
John W. Teets                    1996    1,000,000      480,000      126,449           --         162,800      913,371   11,011,452
  Chairman and CEO (Retired)     1995    1,111,500           --       72,807           --         188,210    1,000,000       30,000
                                 1994    1,199,000    1,144,000       51,061    3,468,052(7)      282,314    1,847,000       30,000

Robert H. Bohannon8              1996      307,577      225,000      110,571           --          45,000      446,237        3,048
  Chairman, President            1995      233,840      187,800       41,540           --          26,349      322,500        4,789
  and CEO                        1994      217,319       99,600       25,224           --          36,889           --        5,057

L. Gene Lemon                    1996      384,800      138,500       38,268           --          22,500      214,523       11,544
  Vice President -               1995      378,500           --       36,323           --          24,467      260,000       11,355
  Administration                 1994      366,500      208,000       28,802      641,049(7)       69,638      471,000       10,995

Frederick J. Martin              1996      385,768      259,700       40,792           --          43,800      260,732        3,194
  President of Dobbs             1995      339,600       76,400       29,870           --          50,628           --        4,500
  International Services, Inc.   1994      309,200      215,700       21,687      420,097(7)       62,486      253,200        6,198

Andrew S. Patti                  1996      346,176      188,000       39,241           --              --      212,712      446,310
  President and COO (Retired)    1995      444,980           --       30,005           --              --           --       13,349
                                 1994      388,633      287,000       33,487      693,094(7)           --      502,400       11,659

Norton D. Rittmaster9            1996      249,016      256,700       46,980           --          13,800       39,137        1,569
  Chairman and CEO of GES        1995      238,262      245,600       31,236           --          24,468           --        7,146
  Exposition Services, Inc.      1994      222,882      275,000       23,209      343,585(7)       37,454           --        6,686

Richard C. Stephan               1996      319,033      114,900       34,192           --          35,300      159,633        9,571
  Vice President - Controller    1995      304,800           --       32,625           --          40,841      207,000        9,144
                                 1994      290,731      198,000       20,901      410,404(7)       55,333      326,000        8,723
------------------------------------------------------------------------------------------------------------------------------------

(1) Amounts shown represent relocation expenses ($55,870 to Mr. Bohannon in 1996), financial counseling services, medical premiums, automobile usage, aircraft usage ($32,954 to Mr. Teets in 1996), tax gross-ups, and other benefits paid during 1994-1996.

(2) Dividends are paid on restricted stock and performance-based stock at the same rate as paid to all stockholders. On December 31, 1996, the following persons held the following amounts of Viad Corp restricted stock and/or performance-based stock valued at then current market values: John W. Teets 440,599 shares at $7,214,809; Robert H. Bohannon, 23,600 shares at $386,450; L. Gene Lemon, 84,452 shares at $1,382,902; Frederick J. Martin, 70,925 shares at $1,161,397; Andrew S. Patti, 92,100 shares at $1,508,138;
     Norton D. Rittmaster, 43,763 shares at $716,619; and Richard C. Stephan, 63,121 shares at $1,033,606; also on December 31, 1996, the following persons held the following amounts of The Dial Corporation restricted stock and/or performance-based stock valued at then current market values: John
     W. Teets, 395,999 shares at $5,791,485; Robert H. Bohannon, 12,700 shares at $185,738; L. Gene Lemon, 74,152 shares at $1,084,473; Frederick J.
     Martin, 60,325 shares at $882,253; Andrew S. Patti, 92,100 shares at $1,346,963; Norton D. Rittmaster, 39,663 shares at $580,071; and Richard C. Stephan, 54,521 shares at $797,370. In conjunction with the spin-off of the consumer products business, holders of restricted and performance-based stock were credited with the number of shares of The Dial Corporation common stock equal to the number of shares of the Corporation's Common Stock previously awarded. For performance-based stock awards outstanding on the distribution date, the stock awarded (including shares of The Dial Corporation common stock received in the distribution) will vest based on the combined performance of the Corporation and The Dial Corporation shares.

(3) As a result of the spin-off of the consumer products business effective August 15, 1996, securities underlying options for 1995 and 1994 have been modified so that the aggregate exercise price and the aggregate spread before the spin-off were preserved at the time of the spin-off. In the case of Mr. Patti, securities underlying options for 1995 and 1994, totaling 50,000 and 49,700, respectively, representing options to purchase shares of Common Stock of the Corporation were converted to options to purchase shares of common stock of The Dial Corporation, and were modified so that the aggregate exercise price and the aggregate spread before the spin-off were preserved at the time of the spin-off.

(4)  Long-term   incentive   payouts   include   payments  under  the  1994-1996
     Performance Unit Incentive Plan, the 1996 Performance Unit Incentive Plan, and the 1994-1996 Performance-Based Stock Plan.

(5) Amounts represent matching contributions under the 401k Plan and the Supplemental 401k Plan except as noted in footnote 6.

(6) In the case of Mr. Teets, includes $10,981,452 paid January 1997 in connection with termination of employment agreement (which provided for an annual salary of $1,000,000) as Chairman and CEO in December 1996; and in the case of Mr. Patti, includes $435,925 paid August 1996 in connection with termination of employment agreement (which provided for an annual salary of $500,032) as President and COO.

(7) Amount shown represents an award of restricted stock to provide a tax benefit to the Corporation while also providing an incentive to the named executive officers to defer receipt of previously granted restricted stock in a trust until retirement.

(8) Employment agreement, effective January 1, 1997, provides for an annual salary of $600,000. Mr. Bohannon's current employment agreement replaces a prior employment agreement with the Corporation, providing for an annual salary of $400,000, which was entered into effective August 15, 1996 in connection with his election as President and Chief Operating Officer. 9. Employment agreement, as amended, which may be terminated at the end of each calendar year upon written notice, provides for an annual base salary of $256,700 and an incentive award computed as a percentage of "Annual Profits" but not more than 100% of current annual base salary.

                              STOCK OPTION GRANTS

     The following table sets forth information on stock option grants to each of the seven most highly compensated executive officers of the Corporation for 1996. The amounts shown for each executive officer as potential realizable values are based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options, which would result in stock appreciation per share of $8.73 and $22.11, respectively. The amounts shown as potential realizable values for all stockholders represent the corresponding increases in the market value of the approximately 89.7 million (excluding 5.7 million shares held by the Employee Equity Trust) outstanding shares of the Corporation's Common Stock held by all stockholders on August 15, 1996, and at the option exercise price shown in the table below, which would total approximately $782 million and $1.98 billion, respectively. These potential realizable values are based solely on assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercises and common stockholdings are dependent on the future performance of the Corporation's Common Stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                                                 OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  Potential Realizable Value at
                                                                                                  Assumed Annual Rates of Stock
                                                     Individual Grants                         Price Appreciation for Option Term
                                       ---------------------------------------------------------------------------------------------
                                        Number of      % of Total
                                        Securities       Options
                                        Underlying      Granted to      Exercise
                                         Options       Employees in       Price       Expiration          5%             10%
Name                                  Granted (#)(1)    Fiscal Year   ($/Share)(1)        Date            ($)             ($)
------------------------------------------------------------------------------------------------------------------------------------
John W. Teets                            162,800          10.09%         13.8750        8/15/06       1,420,579       3,600,025
Robert H. Bohannon                        45,000           2.79%         13.8750        8/15/06         392,666         995,093
L. Gene Lemon                             22,500           1.39%         13.8750        8/15/06         196,333         497,546
Frederick J. Martin                       43,800           2.72%         13.8750        8/15/06         382,195         968,557
Andrew S. Patti                             None             --               --             --              --              --
Norton D. Rittmaster                      13,800           0.86%         13.8750        8/15/06         120,418         305,162
Richard C. Stephan                        35,300           2.19%         13.8750        8/15/06         308,025         780,595
All Stockholders' Stock Price                N/A            N/A              N/A            N/A     782 million    1.98 billion
   Appreciation

----------------

(1) The exercise prices are the fair market values of the Corporation's Common Stock on the grant date. Fifty percent (50%) of options are exercisable one year after grant and the balance are exercisable two years after grant; each option contains the right to surrender the option for cash, which right is exercisable only during certain tender offers. The exercise price may be paid by delivery of already owned shares; and tax withholding obligations related to exercise may be paid by offset of a portion of the underlying shares, subject to certain conditions.

                  AGGREGATED STOCK OPTION EXERCISES AND VALUES

     The following table sets forth information on aggregated stock option exercises for 1996, number of unexercised options at 1996 year-end
(exercisable/unexercisable),        and       1996        year-end        values
(exercisable/unexercisable) for each of the seven most highly compensated executive officers of the Corporation. The amounts set forth in the two columns relating to Unexercised Options, unlike the amounts set forth in the column headed "Value Realized," have not been, and might never be, realized. The underlying options might not be exercised; and actual gains on exercise, if any, will depend on the value of the Corporation's Common Stock on the dates of exercise. There can be no assurance that these values will be realized.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                             Number of
                                                                        Securities Underlying              Value of Unexercised
                                  Shares                                 Unexercised Options               In-the-Money Options
                               Acquired on             Value                 at FY-End (#)                      at FY-End ($)
Name                         Exercise (#)(1)      Realized ($)(1)     Exercisable/Unexercisable(2)      Exercisable/Unexercisable(3)
----                           -----------        ---------------     ----------------------------      ----------------------------
John W. Teets(4)                 124,894            1,945,435          2,203,463         256,905          16,332,436         719,843
Robert H. Bohannon                  None                 None             78,296          58,174             361,227         156,296
L. Gene Lemon                     45,866              801,562            433,188          34,733           3,132,720          96,917
Frederick J. Martin                 None                 None            196,658          69,114           1,068,939         193,654
Andrew S. Patti(5)                   N/A                  N/A                N/A             N/A                 N/A             N/A
Norton D. Rittmaster              69,708              959,847             49,688          26,034             196,277          75,171
Richard C. Stephan                93,986            1,046,549            145,394          55,720             716,819         156,134

----------

1. Shares/SARs acquired on exercise and value realized are prior to the August 15, 1996 spin-off of the consumer products business, except for Mr. Stephan which included 42,910 options exercised ($263,510 value realized) following the August 15, 1996 spin-off.

2. As a result of the spin-off of the consumer products business effective August 15, 1996, securities underlying options have been modified so that the aggregate exercise price and the aggregate spread before the spin-off were preserved at the time of the spin-off.

3. The closing price of the Corporation's Common Stock on December 31, 1996 was $16.375. The information shown reflects options accumulated over periods of up to nine years.

4.   Includes SAR exercise of 88,776 shares and value realized of $1,349,395.

5. Options of the Corporation held by Mr. Patti were converted to options to acquire shares of The Dial Corporation in connection with the spin-off of the consumer products business, and were modified so that the aggregate exercise price and the aggregate spread before the spin-off were preserved at the time of the spin-off.

              LONG-TERM INCENTIVE PLAN GRANTS AND ESTIMATED PAYOUTS

     The following table sets forth information on Performance Unit Incentive Plan grants and Performance-Based Stock grants for 1996 and the performance period until payout and, for the Performance Unit Incentive Plan, the estimated ranges of the payout under the Plan, for each of the seven most highly compensated executive officers of the Corporation:

LONG-TERM INCENTIVE PLAN AWARDS IN LAST YEAR

                                                                           Estimated Future Payouts Under Non-Stock Based Plans
                                                                          --------------------------------------------------------
                                                           Performance
                                                             Period           Threshold             Target            Maximum
Name                                     Number of Units   Until Payout   (Number of Units)  (Number of Units)   (Number of Units)
----                                     ---------------   ------------   -----------------  -----------------   -----------------
John W. Teets                               19,590(1)          1 year            4,898              19,590               39,180
                                            44,600(2)         3 years              N/A                 N/A                  N/A
Robert H. Bohannon                           3,110(1)          1 year              778               3,110                6,220
                                            10,900(2)         3 years              N/A                 N/A                  N/A
L. Gene Lemon                                4,540(1)          1 year            1,135               4,540                9,080
                                            10,300(2)          3 years             N/A                 N/A                  N/A
Frederick J. Martin                          4,650(1)          1 year            1,163               4,650                9,300
                                            10,600(2)          3 years             N/A                 N/A                  N/A
Andrew S. Patti                                 --(3)            N/A               N/A                 N/A                  N/A
                                                --(2)            N/A               N/A                 N/A                  N/A
Norton D. Rittmaster                            --(1)                              N/A                 N/A                  N/A
                                             4,100(2)          3 years             N/A                 N/A                  N/A
Richard C. Stephan                           3,760(1)          1 year              940               3,760                7,520
                                             8,600(2)          3 years             N/A                 N/A                  N/A

1. Granted pursuant to the Performance Unit Incentive Plan, under which the assumed value of the units awarded is equal to $28.81 ($15.31 after modification) which was the price of the Corporation's Common Stock on the initial date of grant. As a result of the August 15, 1996 spin-off of the consumer products business, units granted under the Performance Unit Incentive Plan were modified such that the aggregate price and aggregate spread before the spin-off were preserved at the time of the spin-off. The units shown above reflect the modification. The value of the units for any payment of an award is based on the average price of the stock during the month following the performance period. The closing price of the Corporation's Common Stock on December 31, 1996 was $16.375. Payouts of awards are dependent upon achievement of return on equity and income targets which are established at the beginning of the performance period.

2. Performance-based stock granted under the 1992 Stock Incentive Plan is earned pro rata as total stockholder return performance targets are met or exceeded relative to the applicable stock index and proxy comparator group existing at the time of each award. No performance-based stock was granted to Mr. Patti in 1996.

3. In the case of Mr. Patti, 5,210 units granted pursuant to the Corporation's Performance Unit Incentive Plan were converted to units of The Dial Corporation, modified such that the aggregate price and aggregate spread before the spin-off were preserved at the time of the spin-off.

                 EXECUTIVE SEVERANCE AND EMPLOYMENT AGREEMENTS

     The  Corporation  has entered  into  executive  severance  agreements  with
Messrs. Bohannon, Lemon and Stephan providing that if their employment terminates for any reason (other than because of death, disability, or normal retirement) within 18 months after a change in control of the Corporation, then they shall receive severance compensation. The maximum amounts the agreements provide for consist of a lump sum payment of three times such executive officer's highest yearly salary, incentive plan payments and fringe benefits. The agreements also provide a tax gross-up feature, so that such executive officers do not have to pay excise taxes imposed by the Internal Revenue Code on payments made pursuant to the agreement. Benefits paid are reduced by other severance benefits paid by the Corporation, but shall not be offset by any other amounts. Such executive officers will also be credited with years of service equal to the greater of the number needed to assure vesting under the retirement plans or the number of years' salary paid under the severance plan, or the number of years needed to attain 20 years of service. An executive severance agreement with Mr. Teets having the same terms and provisions was in force while he was Chief Executive Officer and an employee.

     The Corporation has also entered into executive severance agreements with Messrs. Martin and Rittmaster and certain other executive officers which provide benefits similar to those in the agreements described above, except that if employment terminates involuntarily or they leave for a good reason (as defined) they would receive three times their yearly salary, incentive payments and fringe benefits, and if employment terminates because they leave voluntarily during the 30-day period following the first anniversary of the change in control, they would receive two times such compensation.

     The employment agreement between the Corporation and Mr. Teets provided that upon early termination without cause of Mr. Teets' employment, the Corporation would pay to Mr. Teets all payments or benefits (or their equivalent) that would have been paid or provided over the term of the agreement had he remained employed by the Corporation. In addition, the Corporation agreed to provide office space as is usual for a retired chief executive officer to Mr. Teets for a period of five years. The Corporation and Mr. Teets determined that it was in the best interests of each party to resolve all financial obligations arising under the employment agreement after December 31, 1996, by payment of a lump sum in January 1997, in the amount of $10,981,452 to Mr. Teets. In addition, the Corporation has retained Mr. Teets as a consultant for a period of two years at an annual retainer of $120,000, and will continue to provide executive medical coverage to Mr. Teets and his wife.

     The employment agreement between the Corporation and Mr. Patti was terminated August 31, 1996, by mutual agreement. The Corporation and Mr. Patti determined that it was in the best interests of each party to resolve all financial obligations arising under the employment agreement by payment of a lump sum in the amount of $435,925 to Mr. Patti.

     The Corporation has entered into an Employment Agreement with Mr. Bohannon, expiring December 31, 1998, providing for an annual salary of $600,000.

                                  PENSION PLANS

     The following table shows estimated annual retirement benefits payable to a covered participant who retires at age 65 or later, for the years of service and remuneration level indicated, under the Viad Companies Retirement Income Plan and the schedule of the Supplemental Pension Plan which prevents the loss of pension benefits otherwise payable except for the limitations of Section 415 of the Internal Revenue Code. The remuneration covered by the Retirement Plan is annual salary and annual bonus, as reported in the summary compensation table above. The final remuneration will be calculated on the basis of the average of participant's last five years of covered remuneration prior to retirement; however, in some cases the average of the participant's highest five years of annual bonus will be included in covered remuneration.

                             PENSION PLAN TABLE(1,2)
--------------------------------------------------------------------------------
                              Years of Service(3)
--------------------------------------------------------------------------------
                  10 Years    15 Years    20 Years    25 Years     30 Years(4)
                  --------    --------    --------    --------     --------
       125,000      20,496      30,744      40,992      51,240      61,489
       150,000      24,871      37,306      49,742      62,178      74,614
       175,000      29,246      43,869      58,492      73,115      87,739
       200,000      33,621      50,431      67,242      84,053     100,864
       225,000      37,996      56,994      75,992      94,990     113,989
       250,000      42,371      63,556      84,742     105,928     127,114
       300,000      51,121      76,681     102,242     127,803     153,364
       400,000      68,621     102,931     137,242     171,553     205,864
       500,000      86,121     129,181     172,242     215,303     258,364
       600,000     103,621     155,431     207,242     259,053     310,864
       700,000     121,121     181,681     242,242     302,803     363,364
       800,000     138,621     207,931     277,242     346,553     415,864
       900,000     156,121     234,181     312,242     390,303     468,364
     1,000,000     173,621     260,431     347,242     434,053     520,864
     1,100,000     191,121     286,681     382,242     477,803     573,364
     1,200,000     208,621     312,931     417,242     521,553     625,864
     1,300,000     226,121     339,181     452,242     565,303     678,364
     1,400,000     243,621     365,431     487,242     609,053     730,864
     1,500,000     261,121     391,681     522,242     652,803     783,364
     1,600,000     278,621     417,931     557,242     696,553     835,864
     1,700,000     296,121     444,181     592,242     740,303     888,364
     1,800,000     313,621     470,431     627,242     784,053     940,864
     1,900,000     331,121     496,681     662,242     827,803     993,364
     2,000,000     348,621     522,931     697,242     871,553   1,045,864
     2,100,000     366,121     549,181     732,242     915,303   1,098,364
     2,200,000     383,621     575,431     767,242     959,053   1,150,864
     2,300,000     401,121     601,681     802,242   1,002,803   1,203,364
     2,400,000     418,621     627,931     837,242   1,046,553   1,255,864
     2,500,000     436,121     654,181     872,242   1,090,303   1,308,364
     2,600,000     453,621     680,431     907,242   1,134,053   1,360,864
     2,700,000     471,121     706,681     942,242   1,177,803   1,413,364
     2,800,000     488,621     732,931     977,242   1,221,553   1,465,864
     2,900,000     506,121     759,181   1,012,242   1,265,303   1,518,364
--------------------------------------------------------------------------------

(1) The Internal Revenue Code (Code) and the Employee Retirement Income Security Act (ERISA) limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Code and ERISA, the Corporation has a supplemental plan which authorizes the payment of benefits calculated under provisions of the retirement plan which may be above the limits permitted under the Code and ERISA for those executives entitled to participate in the supplemental plan.

(2) Benefits are computed on a single-life annuity basis. Such benefits reflect a reduction to recognize some of the Social Security benefits to be received by the employee. The amounts set forth are before any adjustment for joint and survivorship provisions, which would reduce, in some cases, the amounts shown in the table.

(3) The number of credited years of service for Messrs. Teets, Bohannon, Lemon, Martin, Patti, Rittmaster, and Stephan are: 25, 3, 27, 19, 29, 17, and 27 years, respectively. Messrs. Bohannon, Lemon, Martin, Rittmaster, and Stephan's estimated annual retirement benefits are: $289,426, $419,148, $108,428, $123,503, and $344,808, respectively. Mr. Teets retired effective January 1, 1997, and has retirement benefits of $1,319,029 per annum, and Mr. Patti retired on August 31, 1996, and will have retirement benefits of $404,286 per annum. Mr. Patti's benefits are payable by The Dial Corporation.

(4) The Corporation's Retirement Income Plan limits the years of service credited for purposes of calculating benefits to a maximum of 30 years. Its Supplemental Pension Plan contains similar limits and further provides that pension benefits set forth in this column will be payable to designated executive officers who have completed twenty or more years of service, and have attained age 55, including Mr. Teets.

                               LEGAL PROCEEDINGS

     Several stockholder derivative complaints were filed in the Delaware Court of Chancery in late December 1995 and early January 1996 against members of Viad's Board of Directors, and against Viad as a nominal defendant. The complaints variously allege fraud, negligence, mismanagement, corporate waste, breaches of fiduciary duty, and seek equitable relief and recovery from or on behalf of Viad for compensatory and other damages incurred by Viad as a result of alleged payment of excessive compensation, improper investments, or other improper activities. Viad and its counsel believe the claims are without merit. In addition, Viad and certain subsidiaries are plaintiffs or defendants to various other actions, proceedings and pending claims, including multiple lawsuits filed by several hundred former railroad workers claiming asbestos related health conditions from exposure to railroad equipment made by former subsidiaries. Certain of these pending legal actions are or purport to be class actions. Some of the foregoing involve, or may involve, compensatory, punitive or other damages. Litigation is subject to many uncertainties and it is possible that some of the legal actions, proceedings or claims referred to above could be decided against Viad. Although the amount of liability at December 31, 1996, with respect to these matters is not ascertainable, Viad believes that any resulting liability will not materially affect Viad's financial position or results of operations.

     Viad is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Viad has or had operations and is subject to certain international agreements. As is the case with many companies, Viad faces exposure to actual or potential claims and lawsuits involving environmental matters. Although Viad is a party to certain environmental disputes, Viad believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, but exclusive of any potential insurance recoveries, will not have a material adverse effect on Viad's financial position or results of operations.

                                ---------------

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stockholder Return Performance Graphs shall not be incorporated by reference into any such filings.

                        HUMAN RESOURCES COMMITTEE REPORT

     This report was prepared by the Human Resources Committee (Committee) of the Board of Directors. Under the Committee's direction, the Corporation has implemented an executive compensation strategy designed to enhance profitability and stockholder value. This strategy has served the stockholders of the Corporation for many years by motivating and rewarding executives for achieving the Corporation's goals.

Executive Compensation Strategy

     The Corporation's primary executive compensation strategy is to closely align the financial interests of senior managers with those of the stockholders. Specific objectives of executive compensation are:

     o    To maximize stockholder value
     o    To attract and retain highly effective executive talent
     o    To motivate executives to achieve the Corporation's key business goals
     o To put a significant amount of pay at risk in keeping with the Corporation's pay-for-performance objective
     o    To encourage ownership of the Corporation's Common Stock

     To  support  these   objectives,   a   significant   portion  of  executive
compensation is tied to achieving specific business goals that favorably impact the Corporation's stock price.

Managing  Compensation

     Each year the Committee conducts an in-depth review of the Corporation's executive compensation program. This review is based in part on a comprehensive study from a nationally recognized independent consulting firm. The consultant's report assesses the effectiveness of the compensation program in achieving the strategy and objectives established by the Committee. In addition, it provides a comparison relative to practices and costs typical among a group of companies in comparable industries among which the Corporation competes for executive talent. The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the comparator or published industry indexes in the performance graphs included in this proxy statement. The Committee believes that the Corporation's most direct competitors for executive talent are not necessarily the companies that would be included in the indexes established for comparing stockholder returns.

     The compensation program for the Corporation's executive officers for 1996 was focused on performance-based criteria and was designed by reference to target compensation packages of executive officers at approximately the 75th percentile of the comparator companies, but such level of compensation would be earned only if aggressive performance criteria were achieved.

     The preceding Summary Compensation Table shows the overall levels of incentive compensation and the year-to-year variations which indicate the strong relationship between incentive compensation and performance.

Components  of  Compensation

     Total compensation for the Corporation's executive officers includes:

     o Base salary
     o Annual and long-term incentives
     o Benefits
     o Perquisites

     A significant amount of compensation is tied to the attainment of corporate or subsidiary performance goals. For example, annual and long-term incentives at target comprise approximately 71% of the aggregate compensation package for Mr. Teets and approximately 56% for other executive officers.

     The Committee believes this reinforces the pay-for-performance commitment and encourages executive officers to focus on adding value to the Corporation. The Committee has directed management to take reasonable action necessary to maximize the tax deductibility of executive compensation under the provisions of
Section 162(m) of the Internal Revenue Code.

Base  Salary

Each  year the  Committee  evaluates  the  named  executive
officers' salaries based on performance during the prior period and competitive surveys of the Corporation's comparator companies provided by the Corporation's compensation consultants. Performance factors considered for the named executive officers include various aspects of personal qualities, communication skills, management leadership skills, strategic orientation and commitment to competitive advantage, with both objective and subjective judgments being made in the annual performance appraisal process.

     In Mr. Teets' case the Committee decided, in June of 1995, in view of the fact that Mr. Teets' 65th birthday would occur in approximately three years and his employment agreement required the Corporation to give three years' notice of termination, and in view of the fact that the Board of Directors determined that it was appropriate to consider a successor for Mr. Teets during this period, in consultation with Mr. Teets, to replace his prior agreement with a new agreement to address specifically Mr. Teets' role and duties in the remaining three years. That agreement has been terminated, and all compensation considerations under such agreement, including any salary increase, were resolved by payment of a lump sum to Mr. Teets in the aggregate amount of $10,981,452.

     The Corporation entered into an employment agreement with Mr. Bohannon in connection with his election as Chairman of the Board, President and Chief Executive Officer of the Corporation, effective January 1, 1997. The agreement replaced a prior agreement between the Corporation and Mr. Bohannon. In making its determination as to the terms and conditions of the agreement, the Committee considered the following:

     o    Scope of duties, responsibilities and expectations of the position
     o    Executive experience
     o General competitive practice for similar companies, particularly the Corporation's comparator companies
     o Appropriate allocation between salary and performance-based incentive compensation

     The provisions of the agreement established an initial base salary, effective January 1, 1997, of $600,000, based on the above considerations.

     In the case of the other named executive officers, their salaries generally were targeted at between the 50th and 75th percentile of the salaries of comparable executives at the Corporation's comparator companies, and for 1996 such officers received increases maintaining them, on average, at such percentiles of salaries at such companies.

Annual Incentives

     Executives are eligible for an annual bonus based on achieving corporate and business unit performance targets established each year. Performance targets are set by the Committee at the beginning of the performance period. The awards for 1996 reflect the extent to which targets for the following goals were approached or exceeded:

     o Corporate level: Return on equity (weighted at 50%) and earnings per share from continuing operations (weighted at 50%).
     o Operating company level: Return on equity (weighted at 50%) and net income (weighted at 50% but subject to up to 10% upward or downward adjustment depending on achievement of a cash flow measure).

     Individual target bonuses range from 10% to 60% of the executive's base salary, depending on the level of responsibility. Actual awards at the corporate level range from 0% to 170% of target, depending on achievement of corporate goals. Actual awards at the operating company level range from 0% to a maximum of 178.5% of target, depending on achievement of operating company goals and discretionary adjustment based on individual performance.

     For 1996, Mr. Teets received an annual bonus of $480,000. The bonuses of Messrs. Teets, Lemon and Stephan were based on the Corporation achieving applicable return on equity and earnings targets. The bonuses for the executive officers receiving bonuses at the operating company level were based on achieving return on equity, income and cash flow targets for their respective units, or in Mr. Rittmaster's case, his employment agreement. Mr. Bohannon received an annual bonus of $225,000 for 1996, based on return on equity, income and cash flow targets for the period of time that he served as President and Chief Executive Officer of Travelers Express Company, Inc., a subsidiary of the Corporation, and based on return on equity and income targets at the corporate level from August 15, 1996 to December 31, 1996, the period of time that he served as President and Chief Operating Officer of the Corporation, prior to his election as Chairman, President and Chief Executive Officer of the Corporation.

Long-Term Incentives

     To accomplish the objectives of the executive compensation program and to encourage short-term actions consistent with longer-term improvement, the long-term incentive plans are designed to reward measurable performance and to build stock ownership among executive officers. Three long-term incentive vehicles (performance units, stock options, and performance-based stock) are utilized to achieve the Corporation's objectives.

     The Performance Unit Incentive Plan is intended to focus participants on the long-term interests of stockholders by tying incentive payments not only to the achievement of financial measures but also to common stock performance. At the corporate level, goals are based on earnings per share and return on equity. For the operating companies, the goals are generally based on growth in operating income or net income and return on equity. The Performance Unit Incentive Plan is offered to a limited group of key executives, including the executives whose compensation is detailed above, excluding Mr. Rittmaster.

     Awards are paid if, at the end of the applicable performance period, specific financial targets are met. Targets are set by the Committee at the beginning of the performance period.

     Performance unit grants are based on the Corporation's Common Stock price on the date of the grant and a multiple of salary determined by an independent consulting firm to reflect competitive practice of the comparator companies. Participant awards can be earned depending on the degree of achievement of two financial goals based on a matrix of 0% to 200% of the number of award units originally granted. Award payments depend on the stock price during the month following the performance period. The maximum amount of award units will be earned if the maximum earnings and return on equity targets for the performance period are met. Proportionately fewer units are earned for less than maximum results. If average annual income or return on equity are below the threshold levels, no units are earned. In light of the uncertainties in early 1996 surrounding the proposed spin-off of the Corporation's consumer products business, a special one-year performance period was established with proportionately smaller performance unit grants.

After the end of the 1994-1996 and the 1996 performance periods, Mr. Teets earned performance unit incentive bonuses of $310,800 and $228,600, respectively, and Mr. Bohannon earned performance unit incentive bonuses of $324,500 and $82,600, respectively, under the Performance Unit Incentive Plan. The performance unit incentive bonuses for Messrs. Teets and Bohannon and the performance unit incentive bonuses of the other executive officers were based on achieving the earnings per share or income and return on equity targets for a three-year and one-year performance period ending December 31, 1996.

     The Stock Incentive Plan provides a long-term incentive for a broader group of key employees.

     Stock options encourage and reward effective management that results in long-term financial success. In 1996 stock options were granted for ten years with an exercise price at fair market value on the date of grant. Half the number of options granted can be exercised after one year and the other half after two years. Stock option grants are a part of the named executive officers' total compensation package, and the amounts granted are based on multiples of salaries based on competitive practices of the Corporation's comparator companies.

     Also in 1996, under the Stock Incentive Plan, the Committee awarded certain executive officers performance-based stock, also based on multiples of salaries based on competitive practices of the Corporation's comparator companies, for the purposes of focusing management's attention on value creation as measured by returns to stockholders; retaining the management team; and building stock ownership by executive officers in the Corporation's Common Stock. The stock will be earned only if performance targets are met or exceeded, relative to the applicable stock index and proxy comparator group existing at the time of each award.

     In 1996, Mr. Teets received options to purchase 162,800 shares with an exercise price of $13.875 per share; and, including the 1996 grant, at year end he held options to purchase 2,460,368 shares. In 1996 Mr. Teets also received a grant of performance-based stock in the amount of 44,600 shares. He now beneficially owns 3,270,048 shares of the Corporation's Common Stock, including 137,900 shares of performance-based stock which will not be earned by Mr. Teets unless the performance targets are met.

     In 1996, Mr. Bohannon received options to purchase 45,000 shares with an exercise price of $13.875 per share; and, including the 1996 grant, at year end he held options to purchase 136,470 shares. In 1996, Mr. Bohannon also received a grant of performance-based stock in the amount of 10,900 shares. He now beneficially owns 167,923 shares of the Corporation's Common Stock, including 23,600 shares of performance-based stock which will not be earned by Mr. Bohannon unless the performance targets are met.

     Guidelines have been adopted encouraging officers and key executives to own a dollar amount equal to a multiple of their base pay of the Corporation's Common Stock which is at risk in the market and not simply held under option. These multiples range from one and one-half to five times base pay, depending on the level of compensation of individuals within the group.

Limit on Deductibility of Certain  Compensation

     In 1993, Congress adopted legislation that prohibited publicly held companies, such as the Corporation, from deducting certain compensation paid to a named executive officer that exceeds one million dollars during the tax year. To the extent compensation is based upon the attainment of performance goals set by the Committee, the compensation is not included in the computation of the limit. The Committee intends, to the extent feasible and where it believes it is in the best interest of the Corporation and its stockholders, to qualify such compensation as tax deductible. In this regard, the Board of Directors is submitting performance goals and certain other terms under the 1997 Viad Corp Omnibus Incentive Plan for approval at the 1997 Annual Meeting of Stockholders, in order to allow certain of the compensation payable under this plan to be eligible for the deduction.

Conclusion

     The Committee believes that the 1996 grants of stock options and performance-based stock, and short and long-term cash incentive plans have successfully focused the Corporation's senior management on building profitability and stockholder value. The grants are competitive with those offered at comparator companies. Through these programs, a significant portion of the Corporation's executive compensation is linked directly to individual and corporate performance and to stock price performance.

     In 1996, as in previous years, the overwhelming majority of the Corporation's executive compensation was at risk. The Committee intends to continue to link executive compensation to corporate performance and stockholder return.

                                   HUMAN RESOURCES COMMITTEE

                                   Jess Hay, Chairman
                                   Judith K. Hofer
                                   Linda Johnson Rice
                                   Timothy R. Wallace

                     STOCKHOLDER RETURN PERFORMANCE GRAPHS

     Set forth below is a line graph comparing, for the five-year period ended December 31, 1996, the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of the Standard & Poor's Midcap 400 Stock Index and the Commercial and Consumer Services Industry Index.

                Comparison of Five-Year Cumulative Total Return*

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                          1991       1992      1993      1994      1995     1996
                          ----       ----      ----      ----      ----     ----

Viad Corp                 100       122.5     121.1      131.0    187.1    205.2
S&P Midcap 400            100       111.9     127.4      122.9    160.8    191.6
Commercial
& Consumer Services       100       108.9     116.3      108.1    129.1    150.1

----------

* Assumes $100 invested on the last trading day of 1991 and all dividends were reinvested. Post spin-off results include The Dial Corporation's stock price and dividend.

** Includes: CPI Corp, FlightSafety International, Inc., Ogden Corporation, PHH Corp, The Pittston Brink's Group, Rollins, Inc., and Sotheby's Holdings, Inc.

     The indexes used last year consisted of the Standard & Poor's Composite 500 Stock Index and an index consisting of the following consumer products companies: Anheuser-Busch Companies, Inc., CPC International, Inc., The Clorox Company, Colgate-Palmolive Company, General Mills, Inc., The Gillette Company, Marriott Corporation, Minnesota Mining and Manufacturing Company, PepsiCo, Inc., Premark International, Inc., The Procter & Gamble Company, Quaker Oats Company, Ralston Purina Company, Sara Lee Corporation, Unilever United States, Inc., and Whitman Corporation. As a result of the spin-off, the Corporation is no longer primarily engaged in the consumer products business. The Corporation is now included in the Standard & Poor's Midcap 400 Stock Index and is engaged primarily in providing commercial and consumer services. Therefore, it is believed that the most meaningful indexes would be the Standard & Poor's Midcap 400 Stock Index and the Commercial and Consumer Services Industry Index. A comparison using last year's indexes is set forth below.

                Comparison of Five-Year Cumulative Total Return*

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                          1991       1992      1993      1994      1995     1996
                          ----       ----      ----      ----      ----     ----

Viad Corp                 100       122.5     121.1      131.0    187.1    205.2
S&P 500                   100       107.6     118.4      120.0    165.0    202.7
Consumer
Comparators               100       109.5     112.8      118.8    160.0    201.0

----------

* Assumes $100 invested on the last trading day of 1991 and all dividends were reinvested. Post spin-off results include The Dial Corporation's stock price and dividend.

** Pre-spinoff Comparator Group includes: Anheuser-Busch Companies, Inc., CPC International, Inc., The Clorox Company, Colgate-Palmolive Company, General Mills, Inc., The Gillette Company, Marriott Corporation, Minnesota Mining and Manufacturing Company, PepsiCo, Inc., Premark International, Inc., The Procter & Gamble Company, Quaker Oats Company, Ralston Purina Company, Sara Lee Corporation, Unilever United States, Inc., and Whitman Corporation.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The following resolution concerning the appointment of independent public accountants will be offered at the meeting:

     RESOLVED, that the appointment of Deloitte & Touche LLP to audit the accounts of the Corporation and its subsidiaries for the fiscal year 1997 is hereby ratified and approved.

     Deloitte & Touche LLP has audited the accounts of the Corporation and its subsidiaries for many years and has been appointed by the Board of Directors of the Corporation upon the recommendation of the Corporation's Audit Committee as the Corporation's independent public accountants for 1997. It is expected that a representative of Deloitte & Touche LLP will attend the meeting, respond to appropriate questions, and be afforded the opportunity to make a statement.

     Members of the Audit Committee of the Board of Directors, none of whom are employees of the Corporation, are Judith K. Hofer, Chairman, Jack F. Reichert, Linda Johnson Rice and Douglas L. Rock.

     The Board of Directors recommends that you vote FOR the approval of the appointment of Deloitte & Touche LLP as the Corporation's independent public accountants for 1997.

                APPROVAL OF PERFORMANCE GOALS AND CERTAIN OTHER
              TERMS UNDER THE 1997 VIAD CORP OMNIBUS INCENTIVE PLAN

     The Corporation's Board of Directors has unanimously approved the 1997 Viad Corp Omnibus Incentive Plan (the "1997 Plan") pursuant to which officers, employees and directors of the Corporation and certain of its subsidiaries may be awarded stock options and other performance-based stock, and may be paid annual and long-term incentive awards.

     The 1997 Plan provides for incentive compensation similar to incentive compensation provided in existing plans approved by the Board of Directors for many years. However, pursuant to Section 162(m) of the Internal Revenue Code, performance goals and certain other terms of the 1997 Plan must be approved by the Corporation's stockholders to qualify as "performance-based" compensation awards under the 1997 Plan deductible by the Corporation for federal income tax purposes. Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally does not allow publicly-held companies to obtain tax deductions in any year for compensation of more than one million dollars paid to their chief executive officer, or any of their other four most highly compensated executive officers, unless such payments are "performance-based" in accordance with conditions specified in that law. Section 162(m) requires stockholder approval of the employees eligible to receive such compensation as well as an express limitation on the number of shares which may be awarded to any individual during a specified period as stock options, stock appreciation rights (SARs) and restricted stock and an express limitation on the amount of cash payable to any participant during a specified period. In addition, for awards other than stock options and SARs, stockholder approval of the material terms of the performance goals upon which such awards are to be conditioned is required.

     The 1997 Plan includes features intended to permit the Human Resources Committee of the Board (the "Committee") to grant awards to employees that will qualify as performance-based compensation for Section 162(m) purposes. Officers, employees and directors of the Corporation, its subsidiaries and affiliates are eligible to participate in the 1997 Plan. The 1997 Plan limits the number of shares with respect to which incentive stock options, non-qualified stock options, SARs and restricted stock may be granted over any consecutive three-year period to any one participant to 750,000 shares, compared to the Viad Corp 1992 Stock Incentive Plan, as amended (the "1992 Plan") which had no limitation. The 1997 Plan limits the aggregate dollar amount for awards denominated solely in cash to $7.5 million to any one participant for any consecutive three-year period, compared to the 1992 Plan which had no limitation. The 1997 Plan provides that the Committee may condition exercise of an award on attainment of an objective performance goal or goals based on one or more of the following performance criteria with respect to the Corporation or any unit thereof: sales or revenues, costs or expenses, net profit after tax, gross profit, operating profit, base earnings, return on actual or pro forma equity or net assets or capital, net capital employed, earnings per share, earnings per share from continuing operations, operating income, operating income margin, net income, stockholder return including performance (total stockholder return) relative to the S&P 500 or similar index or performance (total stockholder return) relative to the proxy comparator group, in both cases as determined pursuant to Rule 402(l) of Regulation S-K promulgated under the

Securities Exchange Act of 1934 (the "Exchange Act"), cash generation, unit volume, and change in working capital, and that such criteria will be set by the Committee within the time period prescribed by Section 162(m) of the Code or related regulations.

     With respect to the Viad Corp Management Incentive Plan (the "MIP"), the 1997 Plan provides that awards under the MIP may not exceed in the case of (i) the Corporation's Chief Executive Officer, one and one-half percent (1.5%) of net income; (ii) a president of any of the Corporation's operating companies (whether or not incorporated), six-tenths of one percent (0.6%) of net income; and (iii) any other executive officers of the Corporation, one-half of one percent (0.5%) of net income, in each case as defined in the 1997 Plan.

     The Board of Directors is seeking stockholder approval of the foregoing eligibility requirements, award limits and performance goals. If approved by stockholders, this proposal would enable the Corporation to make awards under the 1997 Plan, during a five-year period ending with the date of the annual meeting of the stockholders in 2002, which would be designed to continue to provide tax deductions for the Corporation.

     The 1997 Plan provides in one plan for the grant of stock options, SARs, restricted stock and performance-based awards as described below. The 1997 Plan would replace the 1992 Plan and provides the general framework under which to continue the current incentive compensation programs operating under the Viad Corp Performance-Based Stock Plan, the MIP and the Viad Corp Performance Unit Incentive Plan (the "PUP"). With the exception of the provisions for Performance-Based Awards and Qualified Performance Based Awards described below, the terms of the 1997 Plan are generally similar to the terms of the 1992 Plan. The description of the 1997 Plan set forth below is qualified in its entirety by reference to the complete text of the 1997 Plan, which is attached hereto as Annex A.

     The 1997 Plan is to be administered by the Committee, as long as the Committee consists of at least two directors who are "non-employee" directors for purposes of Rule 16b-3 and "outside directors" for Section 162(m) purposes. Subject to the terms of the 1997 Plan, the Committee has broad powers under the 1997 Plan to determine the persons who may receive grants and awards and the targets and other terms and conditions of such grants and awards.

Duration of the 1997 Plan; Limits onNumber of Shares and Dollar Value of Awards

     The 1997 Plan has a term expiring May 31, 2007, but can be terminated by the Board at any time. No Incentive Stock Options can be granted under the 1997 Plan after the tenth anniversary of the 1997 Plan. Both Common Stock and Preferred Stock ("Stock") may be issued under the 1997 Plan. The number of shares of Common Stock available for grant under the 1997 Plan in each calendar year is limited to two percent (2.0%) of the total number of shares of Common Stock outstanding on the first day of each year for which the 1997 Plan is in effect, compared to two and one-half percent (2.5%) in the 1992 Plan, provided that any shares available for grant in a particular calendar year (or partial calendar year) which are not, in fact, granted in such year can be added to the shares available for grant in any subsequent year. In addition, subject to adjustment as provided in the 1997 Plan, the number of shares of Stock covered by awards under the 1997 Plan granted to any one participant will not exceed 750,000 shares for any consecutive three-year period, and the aggregate dollar amount for awards denominated solely in cash will not exceed $7.5 million for any such period, compared to the 1992 Plan which had no such limitations. The 1997 Plan also provides that, subject to adjustment as provided in the 1997 Plan, no more than 7.5 million shares of Common Stock will be cumulatively available for the grant of stock options intended to be and designated as "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options") over the life of the 1997 Plan, compared to 10 million shares in the 1992 Plan. The 1997 Plan also limits the grant of Restricted Stock which is not performance-based to twenty percent (20%) of the total number of shares which can be granted in any calendar year, compared to the 1992 Plan which had no limitation. The closing price of the Common Stock on March 14, 1997, was $17.75 per share.

     With respect to the MIP, the 1997 Plan provides that awards under the MIP may not exceed in the case of (i) the Corporation's Chief Executive Officer, one and one-half percent (1.5%) of net income; (ii) a president of any of the Corporation's operating companies (whether or not incorporated), six-tenths of one percent (0.6%) of net income; and (iii) any other executive officers of the Corporation, one-half of one percent (0.5%) of net income, in each case as defined in the 1997 Plan.

Eligibility

     Officers, employees and directors of the Corporation, its subsidiaries and affiliates, who are responsible for or contribute to the management, growth and profitability of the business of the Corporation, its subsidiaries and affiliates are eligible to be granted awards under the 1997 Plan.

Stock Options, SARs and Restricted Stock

     The Committee has the power pursuant to the 1997 Plan to grant Incentive Stock Options, Non-Qualified Stock Options and related SARs provided that the option price can be no less than fair market value. The Committee also has the power to award Restricted Stock that vests upon the attainment of certain performance goals and/or the continued service of the participant. The 1997 Plan also provides that all Stock Options and SARs become exercisable and vest, and all Restricted Stock vests and becomes fully transferable, upon a "Change in Control," as defined in the 1997 Plan and that, unless otherwise provided at grant, optionees may elect to receive cash for their options on certain terms following a Change in Control.

Performance-Based  Awards

     The 1997 Plan provides for the grant of Performance-Based Awards which can be denominated in Stock, cash, or a combination of the two, and which can also be made payable in Stock, cash, or a combination of Stock and cash. The settlement of Performance-Based Awards may be made subject to the attainment of performance goals and/or continued service. It is currently intended that the administration of the MIP, the PUP and the Performance-Based Stock Plan would continue under the auspices of the 1997 Plan. Pursuant to the terms of the 1997 Plan, the agreements governing Performance-Based Awards may provide for acceleration of payment upon a Change in Control.

Qualified  Performance-Based Awards

     Both Restricted Stock Awards and Performance-Based Awards under the 1997 Plan may be designated by the Committee as awards intended to qualify for exemption from the deductibility limits of Section 162(m) of the Code ("Qualified Performance-Based Awards"). As previously noted, Section 162(m) provides that companies may not deduct certain forms of compensation paid to their chief executive officer and four most highly compensated executive officers to the extent such compensation exceeds one million dollars in any one tax year, unless payments are made based upon the attainment of objective performance goals that are approved by stockholders. The 1997 Plan is designed to meet the requirements of Section 162(m) and provides the objective performance goals described above upon which the settlement of Qualified Performance-Based Awards may be conditioned. Once set, the performance goals for Qualified Performance-Based Awards cannot be changed, nor can the Awards themselves be adjusted (except downward). The 1997 Plan also provides for Performance-Based Awards that are not intended to, or need not, qualify for the
Section 162(m) exemption and to which such restrictions, including stockholder approved performance goals, do not apply.

Federal Income Tax Consequences

     Under existing law and regulations, the grant of non-qualified stock options and stock appreciation rights will not result in income taxable to the employee or provide a deduction to the Corporation. However, the exercise of a non-qualified stock option or a stock appreciation right results in taxable income to the holder, and the Corporation is generally entitled to a corresponding deduction. At the time of the exercise of a non-qualified stock option, the amount so taxable and so deductible will be the excess of the fair market value of the shares purchased over their option price. Upon the exercise of a stock appreciation right, the participant will be taxed at ordinary income tax rates on the amount of the cash and the fair market value of the shares received by the employee, and the Corporation will generally be entitled to a corresponding deduction.

     No income is recognized by an optionee when an incentive stock option is granted or exercised. If the holder holds the shares received on exercise of an incentive stock option for at least two years from the date of grant and one year from date of exercise, any gain realized by the holder on the disposition of the stock will be accorded long-term capital gain treatment, and no deduction will be allowed to the Corporation. If the holding period requirements are not satisfied, the employee will recognize ordinary income at the time of disposition equal to the lesser of (i) gain realized on the disposition, or (ii) the difference between the option price and the fair market value of the shares on the date of exercise. Any additional gain on the disposition not reflected above will be long-term or short-term capital gain, depending upon the length of time the shares are held. The Corporation will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee.

     An employee who is granted a Restricted Stock Award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. Upon lapse or termination of the restriction, the recipient will be taxed at ordinary income tax rates on an amount equal to the current fair market value of the shares. An employee may, however, elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of transfer. If the election is made, the basis of the shares so acquired will be equal to the fair market value at the time of transfer. If the election is made, no tax will be payable upon the subsequent lapse or termination of the restrictions, and any gain or loss upon disposition will be a capital gain or loss. Any awards that are not subject to a substantial risk of forfeiture at the time of grant will be taxed at the time of grant. The Corporation will generally be entitled to a corresponding deduction when the value of the award is included in the recipient's taxable income.

     A participant will realize ordinary income as a result of performance awards at the time Common Stock is transferred or cash is paid in an amount equal to the fair market value of the shares delivered plus the cash paid.

     The general rules for the Corporation's deductions described above are subject to the limitations of Section 162(m) described above. Stockholder approval of the performance goals and certain other terms of the 1997 Plan will enable the Committee to design awards thereunder that are fully deductible. However, additional limitations on deductibility may apply in the event of a Change in Control. Thus, it is possible that the Corporation may not be able to take the deductions described above with respect to all awards under the 1997 Plan.

     The foregoing discussion is not a complete description of the federal income tax aspects of awards under the 1997 Plan and is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 1997 Plan.

     The Board of Directors recommends that the stockholders approve the performance goals and other terms of the 1997 Plan discussed herein so that the officers, employees and directors of the Corporation and its subsidiaries will continue to be provided an incentive to increase stockholder value. The Board believes it is desirable to maximize the deductibility of compensation for federal income tax purposes. The Board also believes that it is desirable to integrate all incentive compensation plans into one omnibus plan, and that implementation of such plan will provide greater flexibility in creating and developing incentive compensation programs and plans for the Corporation and its subsidiaries.

     No payments will be made under the performance goals and other terms of the 1997 Plan discussed herein unless this proposal is approved by the stockholders. If this proposal is not approved by the stockholders, the Board will consider appropriate management incentive alternatives to accomplish the objectives of the 1997 Plan, including but not limited to continuance of the incentive compensation plans currently in effect.

     The affirmative vote of the holders of a majority of the shares of Common Stock voting on this proposal at the meeting will be necessary to approve this proposal. Approval of this proposal to approve performance goals and certain other terms under the 1997 Plan will be deemed to constitute (1) approval of the issuance of stock to directors, officers and employees of the Corporation pursuant to awards under the 1997 Plan for purposes of any applicable policies of The New York Stock Exchange and (2) approval of the 1997 Plan for purposes of granting Incentive Stock Options under Section 422 of the Code.

     The Board of Directors recommends that stockholders vote FOR this proposal.

           SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER INFORMATION

     From time to time stockholders present proposals which may be proper subjects for inclusion in the Proxy Statement and form of proxy for consideration at the Annual Meeting of Stockholders. To be considered, proposals must be submitted on a timely basis. Proposals for the 1998 Annual Meeting of Stockholders must be received by the Corporation no later than December 2, 1997. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Corporation.

     A copy of the Corporation's 1996 Annual Report on Form 10-K to the Securities and Exchange Commission may be obtained by stockholders upon written request to Carol Kotek, Viad Corp, Stockholder Services Department, Viad Tower, Phoenix, Arizona 85077-1424.

     In the event a stockholder wishes to propose a candidate for consideration by the Corporate Governance and Nominating Committee as a possible nominee for election as a director, or wishes to propose any other matter for consideration at the stockholder meeting, other than proposals covered by the first paragraph of this section, written notice of such stockholder's intent to make such nomination or request such other action must be given to the Secretary of the Corporation, Viad Corp, Viad Tower, Phoenix, Arizona 85077-2212 pursuant to certain procedures set out in the Corporation's Bylaws, a copy of which is available upon request from the Secretary of the Corporation. The chairman of the stockholder meeting may refuse to acknowledge the nomination of any person or the request for such other action not made in compliance with the foregoing procedure.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

                                By Order of the Board of Directors

                                                       SCOTT E. SAYRE
                                                       Secretary

                                                                         ANNEX A

                     1997 VIAD CORP OMNIBUS INCENTIVE PLAN

SECTION 1. Purpose; Definitions.

     The purpose of the Plan is to give the Company a significant advantage in attracting, retaining and motivating officers, employees and directors and to provide the Company and its subsidiaries with the ability to provide incentives more directly linked to the profitability of the Company's businesses and increases in stockholder value. It is the current intent of the Committee that the Plan shall replace the 1992 Stock Incentive Plan for purposes of new Awards and that the Viad Corp Management Incentive Plan, the Viad Corp Performance Unit Incentive Plan, and the Viad Corp Performance-Based Stock Plan continue under the auspices of Sections 7 and 8 hereof subject to the discretion of the Committee under the terms and conditions of this Plan.

     For purposes of the Plan, the following terms are defined as set forth below:

     (a) "Affiliate" means a corporation or other entity controlled by the Company and designated by the Committee as such.

     (b) "Award" means an award of Stock Appreciation Rights, Stock Options, Restricted Stock or Performance-Based Awards.

     (c) "Award Cycle" will mean a period of consecutive fiscal years or portions thereof designated by the Committee over which Awards of Restricted Stock or Performance-Based Awards are to be earned.

     (d) "Board" means the Board of Directors of the Company.

     (e) "Cause" means (1) the conviction of a participant for committing a felony under federal law or the law of the state in which such action occurred,
(2) dishonesty in the course of fulfilling a participant's  employment duties or
(3) willful and deliberate failure on the part of a participant to perform his employment duties in any material respect, or such other events as will be determined by the Committee. The Committee will have the sole discretion to determine whether "Cause" exists, and its determination will be final.

     (f) "Change in Control" and "Change in Control Price" have the meanings set forth in Sections 9(b) and (c), respectively.

     (g) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

     (h) "Commission" means the Securities and Exchange Commission or any successor agency.

     (i) "Committee" means the Committee referred to in Section 2.

     (j) "Common Stock" means common stock, par value $1.50 per share, of the Company.

     (k) "Company" means Viad Corp, a Delaware corporation.

     (l) "Company Unit" means any subsidiary, group of subsidiaries, line of business or division of the Company, as designated by the Committee.

     (m) "Disability" means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

     (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

     (o) "Fair Market Value" means, as of any given date, the mean between the highest and lowest reported sales prices of the Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other

                                      -A1-
national exchange on which the Stock is listed or on the Nasdaq Stock Market. If there is no regular public trading market for such Stock, the Fair Market Value of the Stock will be determined by the Committee in good faith. In connection with the administration of specific sections of the Plan, and in connection with the grant of particular Awards, the Committee may adopt alternative definitions of "Fair Market Value" as appropriate.

     (p) "Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

     (q) "MIP" means the Company's Management Incentive Plan providing annual cash bonus awards to participating employees based upon predetermined goals and objectives.

     (r) "Net Income" means the consolidated net income of the Company determined in accordance with GAAP before extraordinary, unusual and other non-recurring items.

     (s) "Non-Employee Director" means a member of the Board who qualifies as a "Non-Employee Director" as defined in Rule 16b 3(b)(3), as promulgated by the Commission under the Exchange Act, or any successor definition adopted by the Commission.

     (t) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

     (u) "Performance Goals" means the performance goals established by the Committee in connection with the grant of Restricted Stock or Performance-Based Awards. In the case of Qualified Performance-Based Awards, such goals (1) will be based on the attainment of specified levels of one or more of the following measures with respect to the Company or any Company Unit, as applicable: sales or revenues, costs or expenses, net profit after tax, gross profit, operating profit, base earnings, return on actual or pro forma equity or net assets or capital, net capital employed, earnings per share, earnings per share from continuing operations, operating income, operating income margin, net income, stockholder return including performance (total stockholder return) relative to the S&P 500 or similar index or performance (total stockholder return) relative to the proxy comparator group, in both cases as determined pursuant to Rule 402(l) of Regulation S-K promulgated under the Exchange Act, cash generation, unit volume and change in working capital and (2) will be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

     (v) "Performance-Based Award" means an Award made pursuant to Section 8.

     (w) "Performance-Based Restricted Stock Award" has the meaning set forth in
Section 7(c)(1) hereof.

     (x) "Plan" means the 1997 Viad Corp Omnibus Incentive Plan, as set forth herein and as hereinafter amended from time to time.

     (y) "Preferred Stock" means preferred stock, par value $0.01, of the Company.

     (z) "Qualified Performance-Based Awards" means an Award of Restricted Stock or a Performance-Based Award designated as such by the Committee at the time of grant, based upon a determination that (1) the recipient is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock or Performance-Based Award and (2) the Committee wishes such Award to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C).


     (aa) "Restricted Stock" means an award granted under Section 7.

     (bb) "Retirement" means retirement from active employment under a pension plan of the Company, any subsidiary or Affiliate, or under an employment contract with any of them, or termination of employment at or after age 55 under circumstances which the Committee, in its sole discretion, deems equivalent to retirement.


     (cc) "Rule 16b-3" means Rule 16b-3, as promulgated by the Commission  under
Section 16(b) of the Exchange Act, as amended from time to time.

     (dd)  "Stock"  means the  Common  Stock or  Preferred  Stock.

                                      -A2-

     (ee) "Stock Appreciation Right" means a right granted under Section 6.

     (ff) "Stock Option" means an option granted under Section 5.

     (gg) "Termination of Employment" means the termination of the participant's employment with the Company and any subsidiary or Affiliate. A participant employed by a subsidiary or an Affiliate will also be deemed to incur a Termination of Employment if the subsidiary or Affiliate ceases to be such a subsidiary or Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of the Company or another subsidiary or Affiliate. Transfers among the Company and its subsidiaries and Affiliates, as well as temporary absences from employment because of illness, vacation or leave of absence, will not be considered a Termination of Employment.

     In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. Administration.

     The Plan will be administered by the Human Resources Committee of the Board pursuant to authority delegated by the Board in accordance with the Company's By-Laws. If at any time there is no such Human Resources Committee or such Human Resources Committee shall fail to be composed of at least two directors each of whom is a Non-Employee Director and is an "outside director" under Section 162(m)(4) of the Code, the Plan will be administered by a Committee selected by the Board and composed of not less than two individuals, each of whom is such a Non-Employee Director and such an "outside director."

     The Committee will have plenary authority to grant Awards pursuant to the terms of the Plan to officers, employees and directors of the Company and its subsidiaries and Affiliates, but the Committee may not grant MIP Awards larger than the limits provided in Section 3.

     Among other things, the Committee will have the authority, subject to the terms of the Plan:

     (a) to select the officers, employees and directors to whom Awards may from time to time be granted;

 (b) to  determine  whether and to
what  extent  Incentive  Stock  Options,   Non-Qualified  Stock  Options,  Stock
Appreciation Rights, Restricted Stock and Performance-Based Awards or any combination thereof are to be granted hereunder;

     (c) to determine the number of shares of Stock or the amount of cash to be covered by each Award granted hereunder;

     (d) to determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Company or any subsidiary, Affiliate or Company Unit) and any vesting acceleration or waiver of forfeiture regarding any Award and any shares of Stock relating thereto, based on such factors as the Committee will determine) provided, however, that the Committee will have no power to accelerate the vesting, or waive the forfeiture, of any Qualified Performance-Based Awards;

     (e) to modify, amend or adjust the terms and conditions, at any time or from time to time, of any Award, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to any Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith;

     (f) to determine to what extent and under what circumstances Stock and other amounts payable with respect to an Award will be deferred; and

     (g) to determine under what circumstances a Stock Option may be settled in cash or Stock under Section 5(j).

     The Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it from time to time deems advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

                                      -A3-

     The Committee may act only by a majority of its members then in office, except that the members thereof may (1) delegate to designated officers or employees of the Company such of its powers and authorities under the Plan as it deems appropriate (provided that no such delegation may be made that would cause Awards or other transactions under the Plan to fail to be exempt from Section 16(b) of the Exchange Act or that would cause Qualified Performance-Based Awards to cease to so qualify) and (2) authorize any one or more members or any designated officer or employee of the Company to execute and deliver documents on behalf of the Committee.

     Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award will be made in the sole discretion of the Committee or such delegates at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer(s) or employee(s) pursuant to the provision of the Plan will be final and binding on all persons, including the Company and Plan participants.

SECTION 3. Stock Subject to Plan and Limits on Awards.

     (a) Subject to adjustment as provided herein, the number of shares of Common Stock of the Company available for grant under the Plan in each calendar year (including partial calendar years) during which the Plan is in effect shall be equal to two percent (2.0%) of the total number of shares of Common Stock of the Company outstanding as of the first day of each such year for which the Plan is in effect; provided that any shares available for grant in a particular calendar year (or partial calendar year) which are not, in fact, granted in such year shall be added to the shares available for grant in any subsequent calendar year.

     (b) Subject to adjustment as provided herein, the number of shares of Stock covered by Awards granted to any one participant will not exceed 750,000 shares for any consecutive three year period and the aggregate dollar amount for Awards denominated solely in cash will not exceed $7.5 million for any such period.

     (c) In addition, and subject to adjustment as provided herein, no more than
7.5 million shares of Common Stock will be cumulatively available for the grant of Incentive Stock Options over the life of the Plan.

     (d) Shares subject to an option or award under the Plan may be authorized and unissued shares or may be "treasury shares." In the event of any merger, reorganization, consolidation, recapitalization, spin-off, stock dividend, stock split, extraordinary distribution with respect to the Stock or other change in corporate structure affecting the Stock, such substitution or adjustments will be made in the aggregate number and kind of shares reserved for issuance under the Plan, in the aggregate limit on grants to individuals, in the number, kind, and option price of shares subject to outstanding Stock Options and Stock
Appreciation  Rights,  in the  number  and  kind  of  shares  subject  to  other outstanding Awards granted under the Plan and/or such other equitable substitutions or adjustments as may be determined to be appropriate by the Committee or the Board, in its sole discretion; provided, however, that the number of shares subject to any Award will always be a whole number.

     (e) Awards under the MIP may not exceed in the case of (i) the Company's Chief Executive Officer, one and one-half percent (1.5%) of net income as defined; (ii) a president of any of the Company's operating companies, whether or not incorporated, six-tenths of one percent (0.6%) of net income as defined; and (iii) all other executive officers of the Company, one-half of one percent (0.5%) of net income as defined.

SECTION 4. Eligibility.

     Officers, employees and directors of the Company, its subsidiaries and Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company, its subsidiaries and Affiliates are eligible to be granted Awards under the Plan.

SECTION 5. Stock Options.

     Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan will be in such form as the Committee may from time to time approve.

     The Committee will have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). Incentive Stock Options


                                      -A4-
may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it will be deemed to be a Non-Qualified Stock Option.

     Stock Options will be evidenced by option agreements, the terms and provisions of which may differ. An option agreement will indicate on its face whether it is an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option will occur on the date the Committee by resolution selects an individual to be a participant in any grant of a Stock Option, determines the number of shares of Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option. The Company will notify a participant of any grant of a Stock Option, and a written option agreement or agreements will be duly executed and delivered by the Company to the participant.

     Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options will be interpreted, amended or altered nor will any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422.

     Stock Options granted under the Plan will be subject to the following terms and conditions and will contain such additional terms and conditions as the Committee will deem desirable:

     (a) Option Price. The option price per share of Stock purchasable under a Stock Option will be determined by the Committee and set forth in the option agreement, and will not be less than the Fair Market Value of the Stock subject to the Stock Option on the date of grant.

     (b) Option Term. The term of each Stock Option will be fixed by the Committee, but no Incentive Stock Option may be exercisable more than 10 years after the date the Incentive Stock Option is granted.

     (c) Exercisability. Except as otherwise provided herein, Stock Options will be exercisable at such time or times and subject to such terms and conditions as will be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

     (d) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Stock subject to the Stock Option to be purchased.

     Such notice must be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. An option agreement may provide that, if approved by the Committee, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee of the same class as the Stock subject to the Stock Option and, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock subject to an Award hereunder which is of the same class as the Stock subject to the Stock Option (in both cases based on the Fair Market Value of the Stock on the date the Stock Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Stock of the same class as the Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted. In addition, an option agreement may provide that in the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by instruction to the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

     If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock, the number of shares of Stock to be received upon such exercise equal to the number of shares of Restricted Stock used for payment of the option exercise price will be subject to the same forfeiture restrictions to which such Restricted Stock was subject, unless otherwise determined by the Committee.

     No shares of Stock will be issued until full payment therefor has been made. Subject to any forfeiture restrictions that may apply if a Stock Option is exercised using Restricted Stock, an optionee will have all of the rights of a stockholder of the Company holding the class or series of Stock that is subject to such Stock Option (including, if


                                      -A5-
applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 12(a).

     (e) Nontransferability of Stock Options.

     (1) No Stock Option will be transferable by the optionee other than (A) by will or by the laws of descent and distribution or (B) in the case of a Non-Qualified Stock Option, pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder). All Stock Options will be exercisable, during the optionee's lifetime, only by the optionee or by the guardian or legal representative of the optionee, it being understood that the terms "holder" and "optionee" include the guardian and legal representative of the optionee named in the option agreement and any person to whom a Stock Option is transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

     (2) Notwithstanding Section 5(e)(1) above, the Committee may grant Stock Options that are transferable, or amend outstanding Stock Options to make them transferable, by the optionee (any such Stock Option so granted or amended a "Transferable Option") to one or more members of the optionee's immediate family, to partnerships of which the only partners are members of the optionee's immediate family, or to trusts established by the optionee for the benefit of one or more members of the optionee's immediate family. For this purpose the term "immediate family" means the optionee's spouse, children or grandchildren. Consideration may not be paid for the transfer of a Transferable Option. A transferee described in this Section 5(e)(2) shall be subject to all terms and conditions applicable to the Transferable Option prior to its transfer. The option agreement with respect to a Transferable Option shall set forth its transfer restrictions, such option agreement shall be approved by the Committee, and only Stock Options granted pursuant to a stock option agreement expressly permitting transfer pursuant to this Section 5(e)(2) shall be so transferable.

     (f) Termination by Death. If an optionee's employment terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

     (g) Termination by Reason of Disability. If an optionee's employment terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of three years (or such s horter period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such three-year period (or such shorter period), any unexercised Stock Option held by such optionee will, notwithstanding the expiration of such three-year (or such shorter) period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock
Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

     (h) Termination by Reason of Retirement. If an optionee's employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of five years (or such shorter period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such five-year period (or such shorter period), any unexercised Stock Option held by such optionee will, notwithstanding the expiration of such five-year (or such shorter) period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock
Option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

                                      -A6-

     (i) Other Termination. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement or Cause, any Stock Option held by such optionee will thereupon terminate, except that such Stock Option, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three months from the date of such Termination of Employment or the balance of such Stock Option's term; provided, however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee will, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

     (j) Cashing Out of Stock Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the shares of Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value of the Stock over the option price times the number of shares of Stock for which the Option is being exercised on the effective date of such cash-out.

     (k) Change in Control Cash-Out. Subject to Section 12(h), but notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Committee determines otherwise at the time of grant, an optionee will have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per share of Stock on the date of such election will exceed the exercise price per share of Stock under the Stock Option (the "Spread") multiplied by the number of shares of Stock granted under the Stock Option as to which the right granted under this Section 5(k) will have been exercised.

SECTION 6. Stock Appreciation Rights.

     (a) Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

     A Stock Appreciation Right may be exercised by an optionee in accordance with Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee will be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered will no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

     (b) Terms and Conditions. Stock Appreciation Rights will be subject to such terms and conditions as will be determined by the Committee, including the following:

     (1) Stock Appreciation Rights will be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6;

     (2) Upon the exercise of a Stock Appreciation Right, an optionee will be entitled to receive an amount in cash, shares of Stock or both equal in value to the excess of the Fair Market Value of one share of Stock as of the date of exercise over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right has been exercised, with the Committee having the right to determine the form of payment;

     (3) Stock Appreciation Rights will be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).

                                      -A7-

SECTION 7. Restricted Stock.

     (a) Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee will determine the individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any participant, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c).

     (b) Awards and Certificates. Shares of Restricted Stock will be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Except as otherwise set forth in a Restricted Stock Agreement, any certificate issued in respect of shares of Restricted Stock will be registered in the name of such participant and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

          "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the 1997 Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Viad Corp, Viad Tower, Phoenix, Arizona."

     The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon have lapsed and that, as a condition of any Award of Restricted Stock, the participant has delivered a stock power, endorsed in blank, relating to the Stock covered by such Award.

     (c) Terms and Conditions. Shares of Restricted Stock will be subject to the following terms and conditions:

     (1) The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it will condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals or such other performance-based criteria as the Committee shall establish (such an Award, a "Performance-Based Restricted Stock Award"). Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award or a Performance-Based Restricted Stock Award, the Committee may also condition the grant or vesting upon the continued service of the participant. The provisions of Restricted Stock Awards (including the conditions for grant or vesting and any applicable Performance Goals) need not be the same with respect to each recipient. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; provided, however, that in the case of Restricted Stock that is a Qualified Performance-Based Award, the applicable Performance Goals have been satisfied.

     (2) Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 7(c)(8), during the period set by the Committee, commencing with the date of such Award for which such participant's continued service is required (the "Restriction Period") and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.

     (3) Except as provided in this paragraph (3) and Sections 7(c)(1) and (2) and the Restricted Stock Agreement, the participant will have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends. If so determined by the Committee in the applicable Restricted Stock Agreement and subject to Section 12(f) of the Plan, (A) dividends consisting of cash, stock or other property (other than Stock) on the class or series of Stock that is the subject of the Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock (in the case of stock or other property, based on the fair market value thereof, and the Fair Market Value of the Stock, in each case as of the record date for the dividend) held subject to the vesting of the underlying Restricted Stock, or held subject to meeting any Performance Goals applicable to the underlying Restricted Stock, and (B) dividends payable in Stock shall be paid in the form of Restricted Stock of the same class as the Stock with which such dividend was paid and shall be held subject to the vesting of the underlying Restricted Stock, or held subject to meeting any Performance Goals applicable to the underlying Restricted Stock.

                                      -A8-

     (4) Except to the extent otherwise provided in the applicable Restricted Stock Agreement, Section 7(c)(1), 7(c)(2), 7(c)(5) or 9(a)(2), upon a participant's Termination of Employment for any reason during the Restriction Period or before any applicable Performance Goals are met, all shares still subject to restriction will be forfeited by the participant.

     (5) Except to the extent otherwise provided in Section 9(a)(2), in the event that a participant retires or such participant's employment is involuntarily terminated (other than for Cause), the Committee will have the discretion to waive in whole or in part any or all remaining restrictions (other than, in the case of Restricted Stock which is a Qualified Performance-Based Award, satisfaction of the applicable Performance Goals unless the participant's employment is terminated by reason of death or Disability) with respect to any or all of such participant's shares of Restricted Stock.

(6) Except as otherwise provided herein or as required by law, if and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares will be delivered to the participant upon surrender of legended certificates.

     (7) Awards of Restricted Stock, the vesting of which is not conditioned upon the attainment of Performance Goals or other performance-based criteria, is limited to twenty percent (20%) of the number of shares of Common Stock of the Company available for grant under the Plan in each calendar year.

     (8) Each Award will be confirmed by, and be subject to the terms of, a Restricted Stock Agreement.

SECTION 8. Performance-Based Awards.

     (a) Administration. Performance-Based Awards may be awarded either alone or in addition to other Awards granted under the Plan. Subject to the terms and conditions of the Plan, the Committee shall determine the officers and employees to whom and the time or times at which Performance-Based Awards will be awarded, the number or amount of Performance-Based Awards to be awarded to any participant, whether such Performance-Based Award shall be denominated in a number of shares of Stock, an amount of cash, or some combination thereof, the duration of the Award Cycle and any other terms and conditions of the Award, in addition to those contained in Section 8(b).

     (b) Terms and Conditions. Performance-Based Awards will be subject to the following terms and conditions:

     (1) The Committee may, prior to or at the time of the grant, designate Performance-Based Awards as Qualified Performance-Based Awards, in which event it will condition the settlement thereof upon the attainment of Performance Goals. If the Committee does not designate Performance-Based Awards as Qualified Performance-Based Awards, it may also condition the settlement thereof upon the attainment of Performance Goals or such other performance-based criteria as the Committee shall establish. Regardless of whether Performance-Based Awards are Qualified Performance-Based Awards, the Committee may also condition the settlement thereof upon the continued service of the participant. The provisions of such Performance-Based Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Subject to the provisions of the Plan and the Performance-Based Award Agreement referred to in Section 8(b)(5), Performance-Based Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle.

     (2) Unless otherwise provided by the Committee (A) from time to time pursuant to the administration of particular Award programs under this
     Section 8, such as the Viad Corp Management Incentive Plan, the Viad Corp Performance Unit Incentive Plan or the Viad Corp Performance-Based Stock Plan or (B) in any agreement relating to an Award, and except as provided in Section 8(b)(3), upon a participant's Termination of Employment for any reason prior to the payment of an Award under this Section 8, all rights to receive cash or Stock in settlement of the Award shall be forfeited by the participant.

     (3) In the event that a participant's employment is terminated (other than for Cause), or in the event a participant retires, the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations (other than, in the case of Awards that are Qualified Performance-Based Awards,


                                      -A9-
     satisfaction of the applicable Performance Goals unless the participant's employment is terminated by reason of death or Disability) with respect to any or all of such participant's Awards.

     (4) At the expiration of the Award Cycle, the Committee will evaluate the Company's performance in light of any Performance Goals for such Award, and will determine the extent to which a Performance-Based Award granted to the participant has been earned, and the Committee will then cause to be delivered to the participant, as specified in the grant of such Award: (A) a number of shares of Stock equal to the number of shares determined by the Committee to have been earned or (B) cash equal to the amount determined by the Committee to have been earned or (C) a combination of shares of Stock and cash if so specified in the Award.

     (5) No Performance-Based Award may be assigned, transferred, or otherwise encumbered except, in the event of the death of a participant, by will or the laws of descent and distribution.

     (6) Each Award will be confirmed by, and be subject to, the terms of a Performance-Based Award Agreement.

SECTION 9. Change in Control Provisions.

     (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

     (1) Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested will become fully exercisable and vested to the full extent of the original grant;

     (2) The restrictions and conditions to vesting applicable to any Restricted Stock will lapse, and such Restricted Stock will become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

     (3) Performance-Based Awards will be considered to be earned and payable to the extent, if any, and in an amount, if any, and otherwise, in accordance with the provisions of the agreement relating to such Awards.

     (b) Definition of Change in Control. For purposes of the Plan, a "Change in Control" will mean the happening of any of the following events:

     (1) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or
     (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) of this Section 9(b); or

     (2) A change in the composition of the Board such that the individuals who, as of February 20, 1997, constitute the Board (such Board will be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 9(b), that any individual who becomes a member of the Board subsequent to February 20, 1997, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) will be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board will not be so considered as a member of the Incumbent Board; or

                                     -A10-

     (3) The approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction") (or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the earlier of the obtaining of such consent or the consummation of the Corporate Transaction); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

     (4) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

     (c) Change in Control Price. For purposes of the Plan, "Change in Control Price" means the higher of (1) the highest reported sales price, regular way, of a share of Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on The Nasdaq Stock Market during the 60-day period prior to and including the date of a Change in Control or (2) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price will be in all cases the Fair Market Value of the Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration will be determined in the sole discretion of the Board.

SECTION 10. Term, Amendment and Termination.

     The Plan will terminate May 31, 2007, but may be terminated sooner at any time by the Board, provided that no Incentive Stock Options shall be granted under the Plan after February 19, 2007. Awards outstanding as of the date of any such termination will not be affected or impaired by the termination of the Plan.

     The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation will be made which would (a) impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Restricted Stock Award or Performance-Based Award theretofore granted without the optionee's or recipient's consent, except such an amendment which is necessary to cause any Award or transaction under the Plan to qualify, or to continue to qualify, for the exemption provided by Rule 16b-3, or (b) disqualify any Award or transaction under the Plan from the exemption provided by Rule 16b-3. In addition, no such amendment may be made without the approval of the Company's stockholders to the extent such approval is required by law or agreement.

     The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment will
(1) impair the rights of any holder without the holder's consent except such an amendment which is necessary to cause any Award or transaction under the Plan to qualify, or to continue to qualify, for the exemption provided by Rule 16b-3 or
(2) amend any Qualified Performance-Based Award in such a way as to cause it to cease to qualify for the exemption set forth in Section 162(m)(4)(C). The Committee may also substitute new Stock Options for previously granted Stock Options, including previously granted Stock Options having higher option prices.

                                     -A11-

     Subject to the above provisions, the Board will have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 11. Unfunded Status of Plan.

     It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 12. General Provisions.

     (a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring any shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     All certificates for shares of Stock or other securities delivered under the Plan will be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Stock under the Plan prior to fulfillment of all of the following conditions:

     (1) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Stock;

     (2) Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

     (3) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

     (b)  Nothing  contained  in  the  Plan  will  prevent  the  Company  or any
subsidiary  or  Affiliate  from  adopting   other  or  additional   compensation
arrangements for its employees.

 (c) The adoption of the Plan will not confer upon any employee any right to continued employment nor will it interfere in any way with the right of the Company or any subsidiary or Affiliate to terminate the employment of any employee at any time.

     (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any Award under the Plan, the participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settlement of withholding obligations with Stock.

                                     -A12-

     (e) At the time of grant, the Committee may provide in connection with any grant made under the Plan that the shares of Stock received as a result of such grant will be subject to a right of first refusal pursuant to which the participant will be required to offer to the Company any shares that the participant wishes to sell at the then Fair Market Value of the Stock, subject to such other terms and conditions as the Committee may specify at the time of grant.

     (f) The reinvestment of dividends in additional Restricted Stock at the time of any dividend payment will only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

     (g) The Committee will establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

     (h)  Notwithstanding  any  other  provision  of the  Plan or any  agreement relating to any Award hereunder, if any right granted pursuant to this Plan would make a Change in Control transaction ineligible for pooling-of-interests-accounting under APB No. 16 that, but for the nature of such grant, would otherwise be eligible for such accounting treatment, the Committee will have the ability, in its sole discretion, to substitute for the cash payable pursuant to such grant Common Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

     (i) The Plan and all Awards made and actions taken thereunder will be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 13. Effective Date of Plan.

     The Plan will be effective on the later of (a) the time it is approved by the Board and (b) the time certain provisions of the Plan are approved by stockholders for tax purposes.

SECTION 14.  Director Stock  Options.

     (a) Each director of the Company who is not otherwise an employee of the Company or any of its subsidiaries or Affiliates, will (1) on the date of his or her first election as a director of the Company (such initial grant being an "Initial Grant"), and (2) annually on the third Thursday of August, during such director's term (the "Annual Grant"), automatically be granted Non-Qualified Stock Options to purchase Common Stock having an exercise price per share of Common Stock equal to 100% of Fair Market Value per share of Common Stock at the date of grant of such Non-Qualified Stock Option. The number of shares subject to each such Initial Grant, and each such Annual Grant, will be equal to the annual retainer fee in effect at the date of grant for non-employee directors of the Company divided by an amount equal to one-third (1/3) of the Fair Market Value of the Common Stock at the date of grant, rounded to the nearest 100 shares. A non-employee director who is first elected as a director of the Company during the course of a year (i.e., on a date other than the date of the Annual Grant) will, in addition to the Initial Grant, receive upon election a grant of Non-Qualified Stock Options prorated to reflect the number of months served in the initial year of service, with the number of shares of Common Stock subject to such Stock Option being equal to (1) the number of shares subject to the Initial Grant multiplied by (2) a fraction the numerator of which will be the number of months from the date of such election through the date of the next Annual Grant and the denominator of which will be twelve (12).

     (b) An automatic director Stock Option will be granted hereunder only if as of each date of grant the director (1) is not otherwise an employee of the Company or any of its subsidiaries or Affiliates, (2) has not been an employee of the Company or any of its subsidiaries or Affiliates for any part of the preceding fiscal year, and (3) has served on the Board continuously since the commencement of his term.

     (c) Except as expressly provided in this Section 14, any Stock Option granted hereunder will be subject to the terms and conditions of the Plan as if the grant were made pursuant to Section 5 hereof including, without limitation, the rights set forth in Section 5(j) hereof.


                                     -A13-